Exhibit 99.28(g)(xiii)

FOURTH AMENDMENT TO CUSTODIAN AGREEMENT

          THIS FOURTH AMENDMENT TO CUSTODIAN AGREEMENT dated as of April 27, 2011 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation and an open-end management investment company registered with the Securities and Exchange commission under the Investment Company Act of 1940, as amended (the “Client”), and CITIBANK, N.A., acting through its offices located in New York, New York (the “Custodian”).

W I T N E S S E T H:

          WHEREAS, the Client and the Custodian are parties to that certain Global Custodial Services Agreement dated as of March 16, 2005, as amended as of December 6, 2006, November 7, 2007, and July 31, 2008 (the “Custodian Agreement”), pursuant to which the Custodian serves as the custodian for certain series of the Client, including the Old Westbury Global Small & Mid Cap Fund (“Global Small & Mid Cap Fund”); and

          WHEREAS, the Client and the Custodian desire to amend the Custodian Agreement to modify the provision of custodial services to the Global Small & Mid Cap Fund with respect to securities directly managed by Bessemer Investment Management LLC and other financial assets that are held by the Global Small & Mid Cap Fund;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Paragraph 1(A) of the Custodian Agreement is hereby amended by replacing the definition of “Securities” with the following:

               “Securities” means any financial asset (other than Cash) from time to time held for the Client on the terms of this Agreement, excluding (i) coins or bullion or other forms of precious metals held by the Real Return Fund and (ii) equity securities of U.S. companies (other than exchange-traded funds) and securities in the form of depositary receipts directly managed by Bessemer Investment Management LLC held by the Global Small & Mid Cap Fund.”

          2. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

          3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to the Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern

Name: Marc D. Stern
Title: President

CITIBANK, N.A.

By:	/s/ Peter Verduin

Name: Peter Verduin
Title: Managing Director